Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Reports Fourth Quarter and Full Year 2007 Financial Results

Distributable Cash Flow Increases 76 Percent Compared to Prior Year Quarter

DENVER—March 3, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) (“the Partnership”) today reported distributable cash flow (“DCF”) of $47.7 million for the three months ended December  31, 2007, compared to $27.1 million for the three months ended December 31, 2006, an increase of 76 percent.  For the year ended December 31, 2007, the Partnership reported DCF of $162.6 million, an increase of 38 percent compared to $117.9 million for the comparable period in 2006.  As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF.  A reconciliation of DCF to net income before tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported a net loss of $20.0 million for the three months ended December 31, 2007, compared to net income of $12.1 million for the three months ended December 31, 2006.  For the year ended December 31, 2007, the Partnership reported net income of $17.2 million compared to $70.1 million for the year ended December 31, 2006.

Net income for the three months ended December 31, 2007 and 2006, includes $49.5 million and $7.6 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments, non-cash compensation expense, and the loss (gain) on disposal of property, plant, and equipment.  Similarly, net income for the year ended December 31, 2007 and 2006, include $82.9 million and $8.7 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments, non-cash compensation expense, and the loss (gain) on disposal of property, plant, and equipment.

Excluding the non-cash items discussed above, net income for the three months ended December 31, 2007 and 2006, would have been $29.5 million and $19.7 million, respectively, an increase of 50 percent.  Net income for the year ended December 31, 2007 and 2006, also excluding the non-cash items discussed below, would have been $100.1 million and $78.8 million, respectively, an increase of 27 percent.

“The majority of the non-cash costs discussed above are a direct result of our proactive strategy to maintain and enhance future cash flows and distributions by hedging the commodity components of our business,” commented Frank Semple, President and Chief Executive Officer.  “Virtually all of our hedge transactions are with our bank group, which enhances our financial flexibility and liquidity.  The comprehensive hedge program extends through the end of 2011 with approximately 75 percent of our 2008 commodity exposure hedged through a combination of fixed-price swaps, costless collars, and puts.”

On January 24, 2008, the board of directors of the general partner of MarkWest Energy Partners increased the Partnership’s quarterly cash distribution to $0.57 per unit for the fourth quarter of 2007, an increase of $0.07 per unit, or 14 percent, over the split-adjusted distribution in the fourth quarter of 2006, and an increase of $0.02 per unit, or 4 percent, over the distribution in the third quarter of 2007.  The fourth quarter 2007 distribution was paid on February 14, 2008, to unitholders of record on February 7, 2008.

“2007 was a record year for MarkWest Energy Partners, and we are very excited about our continued strong financial performance and future growth opportunities,” stated Mr. Semple.  “Including the associated GP and IDR requirements, our total distribution coverage ratio was 1.5 times for the fourth quarter and full year 2007.  The 38 percent increase in distributable cash flow for the year is primarily due to customer-related growth projects in our core operating areas.  These high-quality investments, coupled with the additional capital expansions planned for 2008 and beyond, puts us in a solid position to continue to deliver double-digit annualized distribution growth for our unitholders.”

“Another major accomplishment is the recent merger between the Partnership and MarkWest Hydrocarbon, which closed on February 21, 2008.  The merger significantly lowers our cost of equity capital due to the elimination of the incentive distribution rights, aligns the interests of MarkWest with one set of equityholders, and improves our competitive position.  Our people, assets, and focus on customer service have been the key to our success, and the positive attributes of the merger will further enhance the long-term value for our unitholders.”

The increase in DCF in the fourth quarter of 2007, compared to the same period of 2006, was primarily attributable to the following:

•                  An increase of $13.3 million in segment operating income within the Oklahoma segment.  The increase of over 250 percent was due to increased volumes and pricing in Western Oklahoma, continued expansion of the Woodford gathering system, and the acquisition of the Grimes gathering system.

•                  An increase of $9.3 million, or 84 percent, in segment operating income within the East Texas segment due primarily to a seven percent increase in volumes and higher liquids prices.

•                  An increase of $2.8 million, or 85 percent, in segment operating income in the Appalachia segment attributable to higher prices and lower trucking expenses compared to the prior year quarter.

•                  An increase of $1.6 million, or 73 percent, in segment operating income within the Other Southwest segment due to an 80 percent increase in volumes at Appleby and increased condensate prices.

•                  The above items were offset, in part, by a $4.3 million increase in cash-related selling, general and administrative expenses.  The increase is attributable to professional fees and consulting services related to the redemption and merger transaction with MarkWest Hydrocarbon, and increased costs to support growth.

In 2007, expenditures for growth capital projects totaled $309 million, an increase of $234 million compared to 2006.  While this increase was primarily attributable to the development of the Woodford gathering system, the Partnership invested in significant growth capital projects in its other core operating areas.

2008 GROWTH CAPITAL AND DCF FORECAST

The Partnership currently estimates 2008 capital expenditures in a range of $350 million to $400 million to fund identified growth opportunities.  Maintenance capital for 2008 is currently forecasted in a range of approximately $5 million to $10 million.  The key components of the 2008 growth capital forecast include:

•                  Southeast Oklahoma

•                  The Partnership estimates capital expenditures of $70 million in 2008 for the continued development of the Woodford gathering system to support the ongoing drilling activities of its existing producer customers.

In order to accommodate the rapidly expanding Woodford Shale gas volumes from dedicated acreage in Southeast Oklahoma, the Partnership announced the construction of the Arkoma Connector Pipeline.  The 500 million cubic feet per day interstate pipeline is expected to be completed in the first half of 2009 and will connect the Partnership’s Woodford Shale gathering system to an interconnect with the Midcontinent Express Pipeline LLC (MEP) at Bennington, Oklahoma.  Total capital expenditures are estimated at $90 million, of which approximately $40 million will be incurred in 2008.  The Partnership also entered into an option agreement with MEP, a 50/50 joint venture between Kinder Morgan Partners, LP and Energy Transfer Partners, LP, which provides the Partnership the right to acquire 10 percent of the equity of MEP after construction is completed and the pipeline is placed into service.  MEP is a 500 mile, 1.5 billion cubic feet per day interstate natural gas pipeline system that extends from southeast Oklahoma, across northeast Texas, northern Louisiana, and central Mississippi, to an interconnect with Transco Pipeline in Butler, Alabama.

“The Arkoma Connector and the opportunity to invest in the Midcontinent Express Pipeline are very strategic projects for the Partnership.  These projects will involve significant fee-based interstate facilities supported by long-term agreements that expand our Southeast Oklahoma asset base beyond our Woodford gathering system, and provide our producer customers with greater access to downstream markets,” stated Mr. Semple. “We continue to evaluate other pipeline projects that will provide similar opportunities to expand our midstream services beyond our core gathering and processing operations.”

•                  The Partnership will invest approximately $25 million to support the development of Canaan Resources’ Woodford Shale and Hartshorne coal bed methane initiatives with an efficient and highly reliable gathering system.  The gathering assets are located adjacent to, and have been fully integrated with, the Partnership’s existing Woodford gathering system, providing Canaan access to the significant delivery options provided by the Woodford gathering and pipeline systems.

•                  In the first quarter of 2008, the Partnership agreed to acquire a 20 percent interest in Centrahoma Operating LLC for $11.6 million, with a right to acquire an additional 20 percent interest.  The Centrahoma assets include two processing plants that are located within the Arkoma basin near the Partnership’s existing Woodford gathering system.  In addition, the Partnership will sign processing agreements with Woodford producers that will dedicate certain acreage to Centrahoma through March 1, 2018.

•                  Appalachia — To support its customer’s increased drilling activities, the Partnership will spend approximately $60 million in 2008 to significantly expand its gas processing and fractionation capacity in Appalachia.  These expansions include replacing the Partnership’s existing Boldman and Cobb processing plants with cryogenic processing facilities, and modifying the Kenova processing plant for greater propane recovery to increase production. To support the processing plant expansions, the Partnership will increase the capacity at its Siloam fractionation facility by 50 percent, or approximately 300,000 gallons per day.  The Kenova upgrade is expected to be completed in early 2008, the Siloam facility expansion in the third quarter of 2008, and the Boldman and Cobb expansions in early 2009.

•                  East Texas — The Partnership began a $28 million expansion of its existing gathering system to support volume growth from its producer customers.  The expansion is expected to be completed in late 2008.  Concurrently, the Partnership will invest approximately $21 million to expand the processing capacity at its Carthage facility from 200 million cubic feet per day to 280 million cubic feet per day.  The processing expansion is expected to come on line in the first quarter of 2009.  In addition to the planned gathering and processing expansion, the Partnership recently added a new residue gas connection to the CenterPoint Energy Gas Transmission Carthage to Perryville pipeline, which provides its producer customers with additional market outlets.

•                  Gulf Coast — To meet the needs of its refinery customers for high-purity hydrogen, the Partnership began construction of a $100 million steam methane reformer (“SMR”) facility at its Javelina plant, and expects to commence delivering high-purity hydrogen in early 2010.  In 2008, the Partnership expects to spend approximately $50 million on the SMR project.

•                  Western Oklahoma — To accommodate the significant increase in the volume of gas gathered and processed in the Foss Lake system and to support the continued exploration and development of the prolific Anadarko basin in Western Oklahoma, the Partnership is constructing a new processing plant adjacent to its existing Foss Lake processing facilities. The new plant is expected to be operational by mid 2008 and will expand the system processing capacity from 100 million cubic feet per day to 160 million cubic feet per day.  In addition, the Partnership will continue to expand its gathering system through additional new well connects and compression.  The Partnership anticipates spending a total of approximately $40 million in 2008 for these projects.

For 2008, the Partnership is forecasting DCF allocable to common unitholders in a range of $170 million to $190 million.  The 2008 forecast is supported by an ongoing hedge program, which is designed to manage exposure to commodity price risk.  The Partnership executes hedges on a 48-month time horizon, using a combination of collars, swaps, and puts, and direct product and crude proxy hedges.  Including the hedges related to the recently completed merger with MarkWest Hydrocarbon, approximately 75 percent of the Partnership’s 2008 commodity positions are hedged under this program.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, March 4, 2008, at 4:00 p.m. ET to review its fourth quarter 2007 financial results.  Interested parties can participate in the call by dialing (888) 928-9510, passcode “MarkWest”, approximately ten minutes prior to the scheduled start time.  A replay of the call will be available through Tuesday, March 18, 2008, by dialing (866) 469-5762, no passcode required.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com.

###

MarkWest Energy Partners, L.P. (NYSE:MWE) is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements”.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement.

MarkWest Energy Partners, L.P.

Financial Statistics

(Unaudited, in thousands, except per unit data)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Statement of Operations Data
Revenue:
Segment revenue	$190,814	$137,978	$669,422	$624,279
Derivative (loss) gain	(44,396)	(377)	(66,543)	5,632
Total revenue	146,418	137,601	602,879	629,911

Operating expenses:
Purchased product costs	92,910	79,869	358,720	376,237
Facility expenses	22,431	15,194	75,036	60,112
Selling, general and administrative expenses	15,655	13,775	51,334	44,377
Depreciation	12,365	7,531	40,171	29,993
Amortization of intangible assets	4,168	3,975	16,672	16,047
Loss (gain) on disposal of property, plant and equipment	7,361	6	7,564	(192)
Accretion of asset retirement obligations	29	27	114	102
Impairments	—	—	356	—
Total operating expenses	154,919	120,377	549,967	526,676
(Loss) income from operations	(8,501)	17,224	52,912	103,235
Other income (expense):
Earnings from unconsolidated affiliates	622	2,076	5,309	5,316
Interest income	338	253	2,887	962
Interest expense	(10,528)	(9,453)	(38,946)	(40,666)
Amortization of deferred financing costs (a component of interest expense)	(693)	(1,394)	(2,717)	(9,094)
Miscellaneous (expense) income	(416)	3,523	(1,002)	11,100
(Loss) income before provision for income tax	(19,178)	12,229	18,443	70,853
Provision for income tax	(815)	(90)	(1,244)	(769)
Net (loss) income	$(19,993)	$12,139	$17,199	$70,084
Interest in net (loss) income
General partner	$3,800	$(1,136)	$12,821	$(843)
Limited partners	$(23,793)	$13,275	$4,378	$70,927
Net (loss) income per limited partner unit:
Basic	$(0.64)	$0.41	$0.12	$2.45
Diluted	$(0.64)	$0.41	$0.12	$2.44
Weighted average units outstanding (1):
Basic	36,935	32,366	35,496	28,966
Diluted	37,061	32,480	35,657	29,098
Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$31,167	$30,469	$149,399	$150,977
Investing activities	$(85,517)	$(52,784)	$(312,085)	$(119,338)
Financing activities	$27,172	$26,118	$154,789	$(17,342)
Other Financial Data
Distributable cash flow	47,709	$27,073	$162,611	$117,911

			December 31,	December 31,
			2007	2006
Balance Sheet Data
Working capital			$(19,734)	$4,258
Total assets			$1,392,834	$1,114,780
Total debt			$552,695	$526,865
Partners’ capital			$611,323	$452,649
Total debt to book capitalization			47%	54%

(1)  Three months and year ended December 31, 2006, have been adjusted for the 2-for-1 stock split effective on February 28, 2007.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Southwest:
East Texas:
Gathering systems throughput (Mcf/d)	425,200	398,000	413,700	378,100
NGL product sales (gallons)	47,064,600	43,525,000	179,601,000	161,437,000

Oklahoma:
Foss Lake gathering system throughput (Mcf/d)	109,100	92,200	104,000	87,500
Woodford gathering system throughput (Mcf/d) (1)	169,700	34,000	114,000	34,000
Grimes gathering system throughput (Mcf/d) (2)	14,000	N/A	12,500	N/A
Arapaho NGL product sales (gallons)	22,355,600	21,508,000	87,522,000	79,093,000

Other Southwest:
Appleby gathering system throughput (Mcf/d)	64,500	35,800	58,700	34,200
Other gathering systems throughput (Mcf/d)	7,900	13,800	8,700	18,300

Northeast:
Appalachia:
Natural gas processed (Mcf/d)	208,200	212,200	200,200	203,000
NGLs fractionated (Gal/d)	481,200	467,200	452,200	454,800
NGL product sales (gallons)	10,596,400	11,045,000	43,815,100	43,271,000

Michigan:
Natural gas throughput (Mcf/d)	3,800	6,700	5,200	6,500
NGL product sales (gallons)	746,000	1,299,000	3,898,600	5,643,000
Crude oil transported (Bbl/d)	13,700	14,200	14,000	14,500

Gulf Coast:
Refinery off-gas processed (Mcf/d)	102,200	121,600	114,500	124,300
Liquids fractionated (Bbl/d)	20,100	26,800	25,000	26,200

(1)  The Partnership began construction and operation of the Woodford gathering system in late 2006.

(2)  The Partnership acquired the Grimes gathering system in December 2006.

MarkWest Energy Partners, L.P.

Segment Operating Income amd Reconciliation to Net Income

(Unaudited, in thousands)

			Other
	East Texas	Oklahoma	Southwest	Appalachia	Michigan	Gulf Coast	Total
Three months ended December 31, 2007:
Revenue	$67,455	$66,168	$18,239	$16,414	$3,050	$19,488	$190,814

Segment operating expenses:
Purchased product costs	37,473	36,781	11,498	6,125	1,033	—	92,910
Facility expenses	4,575	6,415	1,768	3,493	1,408	5,135	22,794
Depreciation, amortization, accretion and impairments	5,044	4,651	1,250	764	1,166	3,632	16,507
Total segment operating expenses	47,092	47,847	14,516	10,382	3,607	8,767	132,211

Segment operating income (loss)	$20,363	$18,321	$3,723	$6,032	$(557)	$10,721	$58,603

			Other
	East Texas	Oklahoma	Southwest	Appalachia	Michigan	Gulf Coast	Total
Three months ended December 31, 2006:
Revenue	$40,633	$44,233	$14,808	$19,072	$3,274	$15,958	$137,978

Segment operating expenses:
Purchased product costs	21,503	35,923	10,269	11,267	907	—	79,869
Facility expenses	3,934	2,448	1,451	3,619	1,242	2,500	15,194
Depreciation, amortization, accretion and impairments	4,106	803	942	924	1,165	3,582	11,522
Total segment operating expenses	29,543	39,174	12,662	15,810	3,314	6,082	106,585

Segment operating income (loss)	$11,090	$5,059	$2,146	$3,262	$(40)	$9,876	$31,393

			Other
	East Texas	Oklahoma	Southwest	Appalachia	Michigan	Gulf Coast	Total
Year ended December 31, 2007:
Revenue	$206,250	$229,800	$67,411	$76,905	$11,942	$77,114	$669,422

Segment operating expenses:
Purchased product costs	113,693	153,241	43,954	44,718	3,114	—	358,720
Facility expenses	16,871	20,291	6,883	14,463	6,069	10,471	75,048
Depreciation, amortization, accretion and impairments	17,928	11,730	4,870	3,423	4,668	14,424	57,043
Total segment operating expenses	148,492	185,262	55,707	62,604	13,851	24,895	490,811

Segment operating income (loss)	$57,758	$44,538	$11,704	$14,301	$(1,909)	$52,219	$178,611

			Other
	East Texas	Oklahoma	Southwest	Appalachia	Michigan	Gulf Coast	Total
Year ended December 31, 2006:
Revenue	$174,279	$207,510	$84,595	$75,663	$13,282	$68,950	$624,279

Segment operating expenses:
Purchased product costs	91,637	170,168	67,349	43,648	3,435	—	376,237
Facility expenses	15,683	7,883	5,638	13,997	5,721	11,190	60,112
Depreciation, amortization, accretion and impairments	16,071	3,033	4,120	3,585	5,015	14,303	46,127
Total segment operating expenses	123,391	181,084	77,107	61,230	14,171	25,493	482,476

Segment operating income (loss)	$50,888	$26,426	$7,488	$14,433	$(889)	$43,457	$141,803

	Three months ended
	December 31,		Year ended December 31,
	2007	2006	2007	2006
Operating income before items not allocated to segments	$58,603	$31,393	$178,611	$141,803
Revenue derivative (loss) gain not allocated to segments	(44,045)	(377)	(66,543)	5,632
Facilities expense derivative gain not allocated to segments	12	—	12	—
Depreciation expense not allocated to segments	(55)	(11)	(270)	(15)
Selling, general and administrative expenses not allocated to segments	(15,655)	(13,775)	(51,334)	(44,377)
(Loss) gain on sale of property, plant and equipment not allocated to segments	(7,361)	(6)	(7,564)	192
(Loss) income from operations	(8,501)	17,224	52,912	103,235
	—	—
Earnings from unconsolidated affiliates	622	2,076	5,309	5,316
Interest income	338	253	2,887	962
Interest expense	(10,528)	(9,453)	(38,946)	(40,666)
Amortization of deferred financing costs	(693)	(1,394)	(2,717)	(9,094)
Miscellaneous (expense) income	(416)	3,523	(1,002)	11,100
(Loss) income before provision for income tax	(19,178)	12,229	18,443	70,853
Provision for income tax	(815)	(90)	(1,244)	(769)
Net (loss) income	$(19,993)	$12,139	$17,199	$70,084

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited, in thousands)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
(Loss) income before provision for income tax	$(19,178)	$12,229	$18,443	$70,853

Depreciation, amortization, accretion and impairments	16,562	11,533	57,313	46,142
Amortization of deferred financing costs	693	1,394	2,717	9,094
Non-cash earnings from unconsolidated affiliates	(622)	(2,076)	(5,309)	(5,316)
Distributions from (contributions to) unconsolidated affiliates	1,495	(2,872)	10,840	(9,424)
Non-cash compensation expense	3,569	6,186	12,960	15,171
Non-cash derivative activity	38,599	1,420	62,376	(6,245)
Provision for income tax	(509)	—	(793)	—
Other	42	93	102	119
Loss (gain) on disposal of property, plant and equipment	7,361	6	7,564	(192)
Maintenance capital expenditures	(303)	(840)	(3,602)	(2,291)
Distributable cash flow	$47,709	$27,073	$162,611	$117,911

Maintenance capital expenditures	$303	$840	$3,602	$2,291
Growth capital expenditures	85,452	33,582	308,708	75,096
Total capital expenditures	$85,755	$34,422	$312,310	$77,387

Distributable cash flow	$47,709	$27,073	$162,611	$117,911
Contributions to unconsolidated affiliates	—	2,872	—	9,424
Maintenance capital expenditures	303	840	3,602	2,291
(Increase) decrease in receivables	(2,695)	(3,772)	(24,028)	18,912
(Increase) decrease in receivables from affiliates	(3,588)	(733)	(3,928)	3,286
(Increase) decrease in inventories	(103)	400	(7)	(39)
(Increase) decrease in other current assets	(11,838)	1,358	(16,989)	3,043
Increase (decrease) in accounts payable, accrued liabilities and other liabilities	1,841	2,422	26,176	(2,380)
(Decrease) increase in payables to affiliates	(397)	9	2,279	(1,471)
Other	(65)	—	(317)	—
Net cash provided by operating activities	$31,167	$30,469	$149,399	$150,977